SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

May 4, 2006

(Date of Report)

May 1, 2006

(Date of Earliest Event Reported)

US Wireless Online, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation)	333-61424 Commission File Number	82-0505220 (IRS Employer I.D. No.)

500 West Jefferson Street, Suite 2350

Louisville,  KY  40202

(Address of Principal Executive Offices)

(502) 891-4476

(Registrant's Telephone Number)

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

The Company has the following disclosures:

1.

On May 1, 2006, the Company received a conditional offer in the form of a non-binding letter of intent from a publicly traded voice and data communications service provider whereby the assets and operations of the Company may be sold in a transaction tentatively valued at $9 million.  The offer is currently being reviewed by the Company.  The transaction is contingent upon certain conditions and the entry into a definitive agreement.  The proposed purchaser is initiating a due diligence review of the Company and anticipates a definitive agreement in sixty to ninety days if the due diligence review is satisfactory.

2.

The Company filed a suit in the United States District Court, Western District of Kentucky, Louisville Division on December 30, 2005, against Thomas J. Busic and Michael D. Marlowe.  The Complaint alleges breach of contract, breach of fiduciary duties and unlawful business practices, defamation, tortuous interference and injunctive relief, violation of the Computer Fraud and Abuse Act, unlawful access to stored communications in violation of 18 U.S.C. §2701, and civil actions under Kentucky Unlawful Access to a Computer Statute and violation of Kentucky Trade Secret Statute.  The Company seeks an order from the court declaring breach of contract, an award of actual and punitive damages and an order restraining and enjoining Defendants from their unlawful activities.

3.

On or about December 30, 2005, a complaint was filed against the Company and its President, Rick Hughes by MJS Holdings, Inc., Thomas J. Busic, Jr. and Michael D. Marlowe in the Common Please Court of Franklin County, Ohio.  The Complaint alleges breach of contract, breach of fiduciary duty, fraud in the inducement, and negligent misrepresentation in the inducement.  All allegations are in regard to the Acquisition Agreement of January 1, 2005 between the parties and related contracts.  The Plaintiffs request an order that the Acquisition Agreement is void and asks for an award of an amount not less than $25,000 along with attorney fees, prejudgment interest and costs.

Both parties agreed immediately to stay the advancement of the suits to negotiate a settlement.  The Company is continuing to attempt a settlement of the above actions, which the Company believes will likely result in the divestiture of the Company’s operations in Ohio.  However, the Company will vigorously defend itself and pursue its claims should it be unable to reach an acceptable settlement.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

US WIRELESS ONLINE, INC.

DATE:  May 4, 2006

By: /s/ Rick Hughes

Rick Hughes

Chief Executive Officer

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